Exhibit 15.1

Consent of Independent Registered Public Accounting Firms

The Board of Directors

Unilever PLC:

We consent to the incorporation by reference in the registration statements (No. 333-219500-01) on Form F-3 and (No. 333-185299) on Form S-8 of Unilever PLC of our report dated 23 February 2018, with respect to the consolidated balance sheets of the Unilever Group (Unilever N.V. and Unilever PLC, together with their subsidiaries) as of 31 December 2017 and 2016, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity, and consolidated cash flow statements for each of the years in the three-year period ended 31 December 2017, and the related notes and the Guarantor Statements (collectively, the “Consolidated Financial Statements”), and the effectiveness of internal control over financial reporting as of 31 December 2017, which report appears in the 31 December 2017 annual report on Form 20-F of Unilever PLC.

Our report dated 23 February 2018 contains an explanatory paragraph that states that the Unilever Group acquired Carver Korea Co, Ltd, Mar Terra, TAZO, Sundial, and Schmidt’s Naturals during November and December 2017 and management excluded from its assessment of the effectiveness of Unilever Group’s internal control over financial reporting as of 31 December 2017, Carver Korea Co, Ltd, MaeTerra, TAZO, Sundial, and Schmidt’s Naturals’ internal control over financial reporting associated with approximately 7.8% of Unilever Group’s total assets as at 31 December 2017 and approximately 0.17% of Unilever Group’s turnover included in the Consolidated Financial Statements of the Unilever Group as of and for the year ended 31 December 2017. Our audit of internal control over financial reporting of the Unilever Group also excluded an evaluation of the internal control over financial reporting of Carver Korea Co, Ltd, Mae Terra, TAZO, Sundial, and Schmidt’s Naturals.

KPMG LLP	KPMG Accountants N.V.
London, United Kingdom	Amsterdam, Netherlands

/s/ KPMG LLP	/s/ KPMG Accountants N.V.

28 February 2018